EXHIBIT 10.4


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                                   EMPLOYMENT AGREEMENT

             THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of December 31, 1992 by Hall-Mark Electronics Corporation (the "Company") and George E. Privett ("Officer").

  1. Employment and Duties. Officer is hereby employed by the Company in the capacity of Senior Vice President and shall have such duties and responsibilities as may be specified from time to time by the Board of Directors (the "Board") or such person as the Board may designate. During the term (as defined below), Officer shall devote his full business time and energy to the interests and affairs of the Company and shall not, without the Company's written consent, render to others services of any kind for compensation, or engage in any other activity that would materially interfere with the performance of his duties hereunder.

  2. Term. This Agreement shall become effective as of January 1, 1993 and shall terminate on December 31, 1996 or if terminated prior thereto pursuant to Section 4 hereof, on the date of such termination (the "Term").

              3.     Compensation.

  3.1 Salary and Bonus. During the Term, Officer shall be entitled to receive: (i) base salary of $180,000 per year payable in such periodic installations as may be customary for salaried employees and subject to all required tax and other withholdings; and (ii) bonuses in accordance with the bonus plan or plans described in Schedule 1 attached hereto.

  3.2 Benefits. During the Term, Officer shall be entitled to receive those employee benefits that may be made available by the Company from time to time for its employees generally.

              4.     Termination.

  4.1 Termination Upon Death or Resignation. This Agreement shall terminate upon Officer's death or resignation.

  4.2 Termination Due to Disability. The Company may, on 10 days' written notice, terminate this Agreement in the event that Officer has been unable to perform substantially all of his duties under this Agreement for a period of 90 days, or can reasonably be expected to be unable to do so for such period, as the result of physical or mental impairment.

  4.3 Termination for Cause. The Company may, on 10 days' written notice, terminate this Agreement for cause if Officer (i) materially breaches this Agreement, (ii) is convicted by a court of competent jurisdiction of a felony, (iii) refuses, fails or neglects to perform his duties hereunder or
(iv) engages in illegal or other wrongful conduct substantially detrimental to the business of the Company.

   4.4 Termination Without Cause. The Company may, on 10 days' written notice, terminate this Agreement without cause at any time; provided, however, in the event of any such termination, Officer shall be entitled to receive the salary and benefits provided by Section 3 hereof through December 31, 1996.

                     5.     Miscellaneous.

    5.1    Amendments.   This Agreement may be amended only by a written
instrument signed by both parties.

    5.2 Integration. This Agreement constitutes the complete and exclusive statement of the agreement between the parties and supersedes all prior and concurrent proposals, understandings and agreements, whether oral or written, and all other communications between the parties, relating to the subject matter of this Agreement.

                     5.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

             IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above.

OFFICER                                   HALL-MARK ELECTRONICS CORPORATION




s/George E. Privett                       By:  s/Joseph W. Semmer
Signature

George E. Privett               Its:  PRESIDENT
Sr. Vice President

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                                         EXHIBIT A

                             HALL-MARK ELECTRONICS CORPORATION

                        1993 MANAGEMENT INCENTIVE COMPENSATION PLAN

              Section 1. Description and Purpose of the Plan. This is the 1993 Management Incentive Compensation Plan of Hall-Mark Electronics Corporation, a Delaware corporation (the "Company"), which shall be effective as of January 1, 1993 (the "Plan"). The Plan shall remain in effect through the Company's fiscal year ending December 31, 1996, subject to the provisions set forth herein. The purpose of this Plan is to further the growth, development and financial success of the Company and Allied Electronics, Inc., its wholly-owned subsidiary, by providing additional financial incentives to certain officers of the Company which are based on the Company's financial performance for a fiscal year period.

              Section 2.  Participants and Incentive Payment.

              (a) The officers set forth below (collectively, the "Participants" which term shall include any other officers designated as Participants pursuant to Section 6 hereof) shall be entitled to an incentive payment (the "Incentive Payment") for each fiscal year while this Plan is in effect, subject to the terms and conditions hereof, equal to the greater of (a) the product of the applicable dollar amount set forth in the table below times the number of Basis Points for the fiscal year in question (each cent by which the Company's Income Per Common
Share (as defined below) exceeds $1.00 shall constitute one Basis Point) or (b) the amount set forth in the annual compensation plan for each Participant which shall be established each fiscal year by the Chief Executive Officer of the Company; provided that the Chief Executive Officer's annual compensation plan shall be established each fiscal year by the Chairman of the Company, in each case minus the applicable withholding for tax purposes.

              Name of Officer                    Incentive Amount
              Jack A. Turpin                     $2,000
              Joseph W. Semmer                    2,000
              George E. Privett                   2,000
              Charles B. Smith                    1,000
              Bruce Evashevski                    1,000
              Scott A. Turpin                       500

As an example of the foregoing, if the Company's Income Per Common Share is $1.50, the Incentive Payment to an officer whose incentive amount equals $1,000 would be $50,000 ($1.50 - $1.00 = 50 Basis Points x $1,000 = $50,000, assuming no tax withholding).

              (b) The Income Per Common Share of the Company for each applicable fiscal year and any financial calculation related thereto shall be determined by taking into account the Incentive
Payments earned by all Participants for such fiscal year.

              (c) Subject to Section 4, all financial calculations required to determine the Company's Income Per Common Share as set forth in this Plan shall be made in accordance with generally accepted accounting principles consistently applied using to the extent applicable the generally accepted accounting principles used in the preparation of the Consolidated Financial Statements of the Company. For purposes of this Plan, the "Company's Income
Per Common Share" shall mean the Company's Income Per Common
Share from continuing operations before extraordinary items as determined in accordance with the accounting principles and practices described above.

              Section 3. Method of Payment. The Company shall use its reasonable best efforts to pay the Incentive Payment due to each Participant for the applicable fiscal year within 2-1/2 months of the end of such fiscal year, provided that if the Company is unable to make such Incentive Payments due to the lack of completed audited Consolidated Financial Statements for such fiscal year or other administrative or economic impractability, then the Company shall make such Incentive Payments promptly after the issuance of audited Consolidated Financial Statements or the resolution of other administrative or economic impractability.

              Section 4.  Adjustments to the Incentive Payments.

              (a) If a Participant voluntarily terminates his full-time employment with the Company or the Company terminates the Participant's full-time employment for cause (as defined below), in each case at any time prior to the end of any fiscal year, such Participant shall not be eligible for any Incentive Payment that would otherwise be paid at the end of such fiscal year. In the event that a Participant is unable to discharge his duties to the Company as a full-time employee, due to (i) temporary or permanent disability of the Participant, (ii) death of the Participant, (iii) Retirement (as defined below) of the Participant, or (iv) termination of the Participant by the Company for any reason other than for Cause, the Board of Directors or its Compensation Committee may reduce, in its sole discretion, the aggregate Incentive Payment to be made to such Participant (or such Participant's estate in the event of such Participant's death) on a pro rata basis determined by the ratio of the number of days Participant was unable to perform his duties with the Company as a full-time employee to the number of days Participant would have been expected, absent the occurrence of such event or circumstances, to perform his duties with the Company as a full-time employee in accordance with the Company's employment policies and practices, the Participant's employment agreement with the Company, and applicable law. Such Incentive Payment will be paid in accordance with Section 3 hereof. For purposes of this Plan, "Cause" shall mean (i) a material breach of any employment agreement with the Company or any subsidiary of the Company, (ii) conviction of or a plea of nolo contendere to a felony or any crime involving moral turpitude, (iii) the refusal, failure or neglect to perform consistently the duties directed to be performed by the Board of Directors or the Chief Executive Officer of the Company or any subsidiary of the Company or prescribed under any employment agreement with the Company or any subsidiary of the Company, (iv) participation in any fraud, embezzlement, defalcation or other illegal or wrongful conduct detrimental to the business or reputation of the Company, (v) development or pursuit of interests substantially adverse to the Company, (vi) communication of material confidential information relating to the Company, any subsidiary of the Company or their businesses to competitors or to other third parties which causes or is reasonably likely to cause damage to the Company other than in the course of carrying out assigned duties, or (vii) a material breach or violation by the Participant of the Company's policies and procedures. "Retirement" shall mean the voluntary termination of employment of a Participant on terms determined by the Board of Directors of the Company or the Compensation
Committee in its sole discretion.

              (b) The Company's Income Per Common Share shall be subject to adjustment by the Company's Board of Directors or its Compensation Committee, in its sole discretion, (i) to include or exclude, in whole or in part, any items of income, expense, profit or loss that the Company's Board of Directors or its Compensation Committee, in its sole discretion, may deem to be either of an unusual or non-recurring nature or outside the scope of the regular operations of the business and (ii) to provide, in whole or in part, for any other item or expense or contingency that the Company's Board of Directors or Compensation Committee, in its sole discretion, may deem advisable and for such other adjustments as the Company's Board of Directors or Compensation Committee, in its sole discretion, believes are required for consistency or to otherwise fairly carry out the purpose of the Plan. Such items the Board of Directors or Compensation
Committee may consider shall include but not be limited to any merger or consolidation of the Company or its subsidiaries, purchase of the assets or capital stock of another entity, discontinuation of any operations or the sale of assets and/or capital stock of the Company or it subsidiaries outside of the ordinary course of business, in each case in a single transaction or a series of transactions, which does not result in a Change of Control (as defined below) of the Company or its subsidiaries.

              (c) Upon the occurrence of any merger, consolidation, sale of all or substantially all of the assets or capital stock of the Company or its subsidiaries or liquidation or dissolution of the Company or any of its subsidiaries, in each case which, directly or indirectly, results in a Change of Control of the Company or its subsidiaries or any other transaction which directly or indirectly results in a Change of Control of the Company or its subsidiaries, the Board of Directors of the Company in its sole discretion, may terminate the Plan upon 30 days of notice to the Participants, provided that each Participant shall be entitled to his pro rata share of the applicable Incentive Payment, subject to adjustment as provided below, determined by the ratio of the number of days Participant performed his duties with the Company as a full-time employee from the end of the last fiscal year to the date the Plan has been terminated to the number of days a Participant would have been expected to perform his duties with the Company as a full-time employee in the applicable fiscal year in accordance with the Company's employment policies and practices, the Participant's employment agreement with the Company and applicable law. Such Incentive Payment will be paid at the sole discretion of the Board of Directors or its Compensation
Committee, shortly after the Plan is terminated or in any event no later than provided in Section 3. For purposes of this
Section 4(c), the Company's Income Per Common Share may be calculated, in the sole discretion of the Board of Directors of the Company or its Compensation Committee, by annualizing the Net Income of the Company for the period beginning on the first day of the current fiscal year and ending on the date the Plan has been terminated; provided that the Board of Directors of the Company or its Compensation Committee, in its sole discretion, may take into account seasonal adjustments in the Company's Net
Income for such period if it believes such adjustments are required for consistency or to otherwise fairly carry out the purpose of the Plan.

              (d) For purposes of this Section 4, "Change of Control" shall mean (i) the acquisition in one or more transactions of beneficial ownership (within the meaning of Rule 13d(3) under the Securities Act of 1934, as amended) by (y) any person or entity (other than FS Equity Partners II, L.P., a California limited partnership ("FSEP") and its affiliates) or
(z) any group (as defined in Section 13(d) under the Securities Act of 1934, as amended) other than FSEP and its affiliates of any Capital Stock of the Company such that, as a result of such acquisition such person, entity or group has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors of the Company, or (ii) the sale of all or substantially all of the assets of the Company (including the capital stock of any subsidiary) or its subsidiaries, in a single transaction or a series of related transactions, to any person or persons. "Capital Stock" shall mean any and all shares, interests, participations, rights in or other equivalents (however designated) of the Company's Capital Stock and all options, warrants and other rights to acquire such Capital Stock.

              Section 5. Administration. The Plan shall be administered by the Board of Directors of the Company or the Compensation Committee (the "Administrators"), at the Board of Directors' sole discretion. The Administrators shall meet at such times and places as they determine and as required by the By-laws of the Company and may meet through a telephone conference call. The interpretation and construction by the Administrators of any provision of the Plan shall be final. No Administrator shall be liable for any action or determination made in good faith with respect to the Plan.

              Section 6. Amendments. The Board of Directors or the Compensation Committee may make such amendments to the Plan as it shall deem advisable in its sole discretion, including the addition or deletion of Participants in the Plan.

              Section 7. Entire Agreement. This Plan contains the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties hereto relating to such matters.